Provention Bio Reports Second Quarter 2019 Financial Results

PRV-031 Granted Breakthrough Therapy Designation for the Delay or Prevention of Clinical Type 1 Diabetes in At-Risk Individuals

Results from “At-Risk” Study Published in The New England Journal of Medicine and Presented at ADA; Single Course of PRV-031 Delayed Onset of Type 1 Diabetes by at Least Two Years

OLDWICK, N.J., August 6, 2019 /PRNewswire/ — Provention Bio, Inc. (Nasdaq: PRVB), a clinical stage biopharmaceutical company dedicated to intercepting and preventing immune-mediated diseases, today reported financial results for the second quarter ended June 30, 2019 and provided a business update.

“The data from the NIH-Sponsored ‘At Risk’ study, which underscored the transformative potential of teplizumab (PRV-031) to prevent or delay onset of clinical type 1 diabetes (T1D) in at-risk individuals, put Provention on a new trajectory,” stated Ashleigh Palmer, CEO of Provention Bio. “Based on these results, the FDA granted PRV-031 Breakthrough Therapy Designation, which affords us multiple advantages as we work to bring this important product to the market in the U.S. The data also reinforce our confidence as we enroll patients in our recently-initiated pivotal Phase 3 PROTECT study evaluating PRV-031 in newly diagnosed T1D patients.”

Mr. Palmer continued, “In addition to PRV-031, we are advancing multiple programs consistent with our vision to deliver novel therapies which intercept or prevent immune-mediated diseases. We remain on track to report top-line data from our PRINCE study of PRV-6527, our oral small molecule for the treatment of Crohn’s disease, in the fourth quarter of this year. In the coming weeks, we also plan to initiate our Phase 1b trial for PRV-3279, which we plan to develop for the interception of lupus.”

Second Quarter 2019 and Recent Highlights:

PRV-031 Granted Breakthrough Therapy Designation (BTD)

In August 2019, the U.S. Food and Drug Administration (FDA) granted Breakthrough Therapy Designation (BTD) to PRV-031 for the prevention or delay of clinical T1D in individuals at risk of developing the disease. BTD is an FDA program designed to expedite the development and review of therapeutic candidates intended to treat serious or life-threatening diseases.

Results from the “At-Risk” Study Showed a Single Course of PRV-031 Delays Type 1 Diabetes Onset in High-Risk Individuals by at Least Two Years

In June 2019, Provention announced that results from the “At-Risk” Study, conducted by TrialNet, were published in The New England Journal of Medicine and presented at the Scientific Sessions of the 79th Annual American Diabetes Association (ADA) meeting. Results from the study showed that a single 14-day course of PRV-031 significantly delayed the onset and diagnosis of clinical T1D, as compared to placebo, by a median of two years in children and adults considered to be at high risk.

Completed Enrollment of Phase 2a PRINCE Clinical Trial with PRV-6527 in Patients with Moderate to Severe Crohn’s Disease

In April 2019, Provention announced that it completed the enrollment in its Phase 2a PRINCE (PRovention INvestigation in Crohn’s diseasE) clinical trial evaluating PRV-6527 in patients with moderate-to-severe Crohn’s disease. PRV-6527 is an oral Colony Stimulating Factor-1 Receptor (CSF-1R) small molecule inhibitor. Top line data are expected in the fourth quarter of 2019.

Initiated Phase 3 PROTECT Clinical Trial with PRV-031 (Teplizumab) in Patients with Newly Diagnosed Type 1 Diabetes

In April 2019, Provention dosed the first patient in its Phase 3 PROTECT clinical trial of PRV-031 (teplizumab) in patients with newly diagnosed T1D. The PROTECT study is designed to confirm the effect of PRV-031 (teplizumab) to slow the loss of insulin-producing beta cells and preserve beta cell function, as measured by C-peptide, in children and adolescents 8-17 years old who have been diagnosed with T1D in the previous six weeks and with pre-specified beta cell reserve at study entry. Provention expects to complete enrollment in the trial by the end of 2020.

Reported Top Line Results from Phase 1b PULSE Trial of PRV-300

In May 2019, Provention reported top line results from the Phase 1b PULSE study evaluating PRV-300 in patients with active, moderate-to-severe ulcerative colitis (UC). While the study did not show an upstream effect on clinically relevant parameters of UC, the study did achieve the primary safety and tolerability endpoint and also demonstrated target engagement and proof-of-mechanism. Provention plans to return the rights to PRV-300 to Janssen in the second half of 2019.

Financial Highlights:

As of June 30, 2019, Provention had cash and cash equivalents totaling $41.3 million. Provention expects to invest in the following key activities for the remainder of 2019: (a) regulatory, clinical, and manufacturing activities related to PRV-031, (b) the continued development of PRV-101, (c) the completion of the PRINCE study, as well as the advancement of other pipeline programs. As a result of these activities, Provention expects its operating cash expenses to be in the range of $18 to $24 million for the second half of 2019.

Net loss for the second quarter 2019 was $12.0 million, or $0.32 per basic and diluted share, compared to a net loss of $10.5 million, or $1.05 per basic and diluted share, for the same period in 2018. The increase in net loss is attributable to an increase in research and development costs of $1.4 million primarily associated with the PROTECT Phase 3 trial of PRV-031 in newly diagnosed T1D patients, as well as an increase in general and administrative costs of $0.7 million.

Net loss for the six months ended June 30, 2019 was $23.0 million, or $0.61 per basic and diluted share, compared to a net loss of $15.7 million, or $1.57 per basic and diluted share, for the same period in 2018. The increase in net loss is attributable to an increase in research and development costs of $7.0 million primarily associated with the PROTECT Phase 3 trial of PRV-031 in newly diagnosed T1D patients, as well as an increase in general and administrative costs of $1.3 million.

About Provention Bio, Inc.

Provention Bio, Inc. (Nasdaq: PRVB) is a clinical-stage biopharmaceutical company leveraging a transformational drug development strategy that is focused on the prevention or interception of immune-mediated disease. Provention’s mission is to in-license, transform and develop therapeutic candidates targeting the high morbidity, mortality and escalating costs of autoimmune and inflammatory diseases including: type 1 diabetes (T1D), Crohn’s disease, celiac disease, and lupus. Provention’s diversified portfolio includes advanced-stage product development candidates that have undergone clinical testing by other companies.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Provention’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to failure to obtain FDA approvals or clearances and noncompliance with FDA regulations; uncertainties of patent protection and litigation; limited research and development efforts and dependence upon third parties; substantial competition; our need for additional financing and the risks listed under “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2018 and any subsequent filings with the Securities and Exchange Commission. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Provention does not undertake an obligation to update or revise any forward-looking statement. The information set forth herein speaks only as of the date hereof.

Investors:

Sam Martin or Laura Perry, Argot Partners

proventionbio@argotpartners.com

212-600-1902

Media:

David Rosen, Argot Partners

David.Rosen@argotpartners.com

212-600-1902

Financial Tables to Follow

PROVENTION BIO, INC.

SELECTED FINANCIAL DATA (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended March 31,
	2019	2018	2019	2018

Statement of Operations Data:
Operating expenses:
Research and development	$10,550	$9,161	$20,572	$13,544
General and administrative	1,707	1,004	2,944	1,657
Total operating expenses	12,257	10,165	23,516	15,201
Loss from operations	(12,257)	(10,165)	(23,516)	(15,201)
Interest income	253	45	540	102
Change in fair value of warrant liability	—	(219)	—	(303)
Loss before income tax benefit	(12,004)	(10,339)	(22,976)	(15,402)
Income tax benefit	—	—	—	—
Net loss	(12,004)	(10,339)	(22,976)	(15,402)
Accretion on Series A Convertible Redeemable Preferred Stock	—	(126)	—	(251)
Net loss attributable to common stockholders	$(12,004)	$(10,465)	$(22,976)	$(15,653)

Net loss per common share, basic and diluted	$(0.32)	$(1.05)	$(0.61)	$(1.57)
Weighted average common shares outstanding, basic and diluted	37,363	10,000	37,362	10,000

	June 30, 2019	December 31, 2018
Balance Sheet Data:
Cash and cash equivalents	$41,259	$58,539
Total assets	$42,446	$61,529
Total liabilities	$5,038	$1,871
Accumulated deficit	$(58,752)	$(35,776)
Total stockholders’ equity	$37,408	$59,658